Exhibit 99.1
News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2010 FIRST QUARTER RESULTS

Houston, TX, -- May 3, 2010 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $3.6 million for the first quarter ending March 31, 2010 with diluted income per share (“EPS”) of $0.26 compared to net income of $3.2 million and EPS of $0.23 for the first quarter of 2009.  Sales for the first quarter of 2010 increased 6.6% from the fourth quarter of 2009 and decreased $10.6 million, or 6.7%, to approximately $147 million from $157.6 million for the first quarter of 2009.

David R. Little, Chairman and Chief Executive Officer remarked, “We are optimistic about our outlook as our markets begin to improve.  Our growth strategies are solid and we have continued to invest in people and products that have positioned us to grow market share as the economy continues to recover.  We continue to take cost out of our processes and to serve our customers better which will enhance our profits and growth.”

Mac McConnell, Senior Vice President and CFO, added, “We continue to drive efficiencies and manage working capital.  I’m pleased we reduced total long-term debt by $5.3 million during the first quarter of 2010.”

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, supply chain services and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

Precision Supply Chain Services, a DXP supply chain services program, allows a more efficient way to manage the customer’s supply chain needs for MROP products. The program allows the customer to transfer all or part of their supply chain needs to DXP, so the customer can focus on his core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP’s broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)
	March 31, 2010	December 31, 2009
ASSETS	(unaudited)
Current assets:
Cash	$ 4,186	$ 2,344
Trade accounts receivable, net of allowances for doubtful accounts
of $3,076 in 2010 and $3,006 in 2009	82,977	77,066
Inventories, net	70,112	72,581
Prepaid expenses and other current assets	4,442	3,533
Federal income tax recoverable	-	235
Deferred income taxes	8,003	7,833
Total current assets	169,720	163,592
Property and equipment, net	15,955	16,955
Goodwill	60,542	60,542
Other intangibles, net of accumulated amortization of $15,078 in 2010 and $13,779 in 2009	24,428	25,727
Non-current deferred income taxes	3,042	3,289
Other assets	736	822
Total assets	$ 274,423	$ 270,927
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$ 12,137	$ 12,595
Trade accounts payable	53,636	51,185
Accrued wages and benefits	7,884	6,633
Federal income taxes payable	1,652	-
Customer advances	685	1,008
Other accrued liabilities	6,203	6,377
Total current liabilities	82,197	77,798
Long-term debt, less current portion	98,065	102,916
Total shareholders’ equity	94,161	90,213
Total liabilities and shareholders’ equity	$ 274,423	$ 270,927

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	March 31,
	2010	2009
Sales	$ 146,992	$ 157,604
Cost of sales	105,037	111,530
Gross profit	41,955	46,074
Selling, general and administrative expense	35,208	39,382
Operating income	6,747	6,692
Other income	203	14
Interest expense	(994)	(1,453)
Income before income taxes	5,956	5,253
Provision for income taxes	2,364	2,081
Net income	3,592	3,172
Preferred stock dividend	(23)	(15)
Net income attributable to common shareholders	$ 3,569	$ 3,157

Basic income per share	$ 0.27	$ 0.24
Weighted average common shares outstanding	13,159	13,079
Diluted income per share	$ 0.26	$ 0.23
Weighted average common and common equivalent shares outstanding	14,028	13,952

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	THREE MONTHS ENDED
	MARCH 31
	2010	2009
OPERATING ACTIVITIES:
Net income	$ 3,592	$ 3,172
Adjustments to reconcile net income to net cash provided
by operating activities – net of acquisitions and divestitures
Depreciation	923	1,098
Amortization of intangibles	1,299	1,806
Compensation expense for restricted stock	252	262
Tax benefit related to exercise of stock options and vesting of restricted stock	(101)	-
Deferred income taxes	77	(356)
Gain on sale of property and equipment	(188)	-
Changes in operating assets and liabilities, net of assets and liabilities acquired in business combinations:
Trade accounts receivable	(6,144)	19,123
Inventories	1,487	7,373
Prepaid expenses and other current assets	(648)	(1,222)
Accounts payable and accrued expenses	5,265	(9,424)
Net cash provided by operating activities	5,814	21,832

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(169)	(921)
Purchase of businesses, net of cash acquired	-	(52)
Proceeds from the sale of business	1,428	-
Net cash provided by (used in) investing activities	1,259	(973)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	33,935	24,809
Principal payments on revolving line of credit and other long-term debt	. (39,244)	. (45,068)
Dividends paid in cash	(23)	(15)
Tax benefit related to exercise of stock options and vesting of restricted stock	101	-
Net cash used in financing activities	(5,231)	(20,274)
INCREASE IN CASH	1,842	585
CASH AT BEGINNING OF PERIOD	2,344	5,698
CASH AT END OF PERIOD	$ 4,186	$ 6,283